EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Fourth Quarter and Full-Year 2023
Financial and Operating Results, 2024 Guidance and Strategic Alternatives Update
Houston, Texas (March 15, 2024) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for fourth quarter and full-year 2023, provided full-year 2024 financial guidance and updated its strategic alternatives review.
Highlights
•Previously announced strategic alternatives review entering advance stages
•Fourth quarter 2023 net loss of $15.1 million, adjusted EBITDA of $75.0 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $37.8 million and free cash flow (“FCF”) of $20.4 million
•Reported 2023 Adjusted EBITDA of $267 million and fourth quarter Adjusted EBITDA run-rate of $300 million
•Connected 77 wells during the fourth quarter, resulting in 304 wells connected in 2023
•Active customer base with five drilling rigs and more than 140 DUCs behind our systems
•Commissioned DJ Basin de-bottlenecking projects and compression project behind Utica system
•Executed new 25,500 acre dedication in the condensate window behind our Ohio Gathering Joint Venture
•Executed new 10-year take-or-pay contract behind Double E, connecting a new 300 MMcf/d processing plant
•Provided 2024 adjusted EBITDA guidance range of $260 million to $300 million
Management Commentary
Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “Summit delivered solid fourth quarter 2023 financial and operating results representing run-rate Adjusted EBITDA of $300 million. It has been a very busy quarter, advancing a range of strategic alternatives and executing several key commercial milestones.
We are pleased with the continued strong level of interest from third parties for potential transactions, ranging from the sale of specific assets to consideration of Partnership-level transactions. We believe the strategic review process is entering advanced stages, and while there is no guarantee that any transaction will result from our strategic alternative review, we are making good progress narrowing the range of alternatives with the goal of maximizing value for the Partnership’s unitholders.
From a commercial perspective, we recently commissioned our DJ Basin de-bottlenecking projects, which will enable us to better utilize our processing complex and extract approximately $5 million of synergies in 2024. We commissioned the previously announced compression project behind our wholly owned Utica system, resulting in an incremental compression fee beginning in the first quarter of 2024. Further, our Ohio Gathering Joint Venture executed a new 25,500 acre dedication with a producer in the condensate window, illustrating the competitive positioning of our Joint Venture’s gathering footprint in the Utica. At our Double E joint venture, we executed a new 40 MMcf/d 10-year take-or-pay contract with an investment grade shipper to support a connection to a new 300 MMcf/d processing plant three miles from the pipeline. With this new connection, we believe Double E is well positioned to commercialize additional contracts as volumes upstream of the new processing plant increase.
We announced 2024 adjusted EBITDA guidance range of $260 million to $300 million, which we believe reflects the current headwinds, particularly in natural gas prices. Despite this volatility, we continue to see significant customer

EXHIBIT 99.1
activity upstream of our assets with five rigs running behind our systems and remain encouraged with the long-term prospects for SMLP.”
Fourth Quarter 2023 Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems increased 5.0% to 1,419 MMcf/d, and liquids volumes decreased 4.7% to 81 Mbbl/d, relative to the third quarter of 2023. OGC natural gas throughput decreased from 870 MMcf/d to 826 MMcf/d, a 5.1% decrease quarter-over-quarter and generated $11.3 million of adjusted EBITDA, net to SMLP, for the fourth quarter of 2023. Double E Pipeline gross volumes transported increased from 327 MMcf/d to 386 MMcf/d, an 18.3% increase quarter-over-quarter and generated $8.0 million of adjusted EBITDA, net to SMLP, for the fourth quarter of 2023.
Natural gas price-driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $50.3 million, representing a 2.5% increase relative to the third quarter, and combined capital expenditures of $3.0 million in the fourth quarter of 2023.
•Northeast segment adjusted EBITDA totaled $28.4 million, an increase of $0.7 million from the third quarter 2023, primarily due to a 5.6% increase in volume on our wholly owned systems, partially offset by a 5.1% decrease in volume from our OGC joint venture. During the fourth quarter, three new wells were brought online behind our wholly owned Summit Midstream Utica (“SMU”) system and 11 new wells were connected behind our OGC joint venture. We commissioned the initial phase of a centralized compression project behind the SMU system and expect to charge an incremental compression fee beginning in the first quarter of 2024. Our OGC joint venture executed a new 25,500 acre dedication with a customer in the condensate window with an active rig behind the new dedication currently with new wells expected in 2024 and beyond. We expect seven new wells to be connected to the systems during the first quarter of 2024. There are currently three rigs running and 37 DUCs behind our systems.
•Piceance segment adjusted EBITDA totaled $16.1 million, an increase of $0.8 million from the third quarter of 2023, primarily due to a 1.3% increase in volume throughput driven by 21 wells brought online during the quarter, partially offset by natural production declines.
•Barnett segment adjusted EBITDA totaled $5.8 million, a decrease of $0.3 million relative to the third quarter of 2023, primarily due to approximately $0.4 million increase in operating expenses, partially offset by a 7.1% increase in volumes from six new wells connected to the system from our anchor customer in September. A customer continued to curtail volumes by approximately 20 MMcf/d during the quarter. Our anchor customer recently completed four new wells in early 2024 and expects to bring online an additional 10 to 20 wells in 2024. There is currently one rig running and 24 DUCs behind the system.
Oil price-driven segments
•Oil price-driven segments generated $30.3 million of combined segment adjusted EBITDA, representing a 3.3% increase relative to the third quarter, and had combined capital expenditures of $14.9 million.
•Permian segment adjusted EBITDA totaled $7.9 million, an increase of $2.1 million from the third quarter of 2023, primarily due to an increase in proportionate EBITDA from our Double E joint venture. Double E entered into a new 40 MMcf/d 10-year take-or-pay contract with an investment grade shipper to support a connection to the Janus Processing Plant (“Janus Plant”). The Janus Plant is currently being constructed with an expected capacity of 300 MMcf/d and Q1 2025 in-service date. The take-or-pay commitment was structured to support a return on Double E’s expected $6.0 million connection cost, $4.2 million net to SMLP. The additional connection strategically positions Double E for incremental contracts as the processing complex expands and volumes upstream of the plant increase.
•Rockies segment adjusted EBITDA totaled $22.4 million, a decrease of $1.1 million relative to the third quarter of 2023, primarily due to a 4.7% decrease in liquids volume throughput, partially offset by a 7.7% increase in natural gas volume throughput. Lower realized commodity prices in the fourth quarter negatively

EXHIBIT 99.1
impacted EBITDA by approximately $2.0 million relative to the third quarter, related to percent-of-proceeds contracts in the DJ basin. There were 42 new wells connected during the quarter, including 37 in the DJ Basin, expected to reach peak production in the second quarter 2024, and five in the Williston Basin. The DJ Basin de-bottlenecking project commissioned in the fourth quarter is expected to drive approximately $5.0 million of commercial and cost synergies in 2024. There is currently one rig running and approximately 84 DUCs behind the systems.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Average daily throughput (MMcf/d):
Northeast (1)	794	599	692	652
Rockies	126	42	113	33
Permian (1)	—	—	—	14
Piceance	317	295	304	306
Barnett	182	212	183	203
Aggregate average daily throughput	1,419	1,148	1,292	1,208

Average daily throughput (Mbbl/d):
Rockies	81	64	78	62
Aggregate average daily throughput	81	64	78	62

Ohio Gathering average daily throughput (MMcf/d) (2)	826	754	779	674

Double E average daily throughput (MMcf/d) (3)	386	289	305	277
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$28,443	$19,057	$94,249	$77,046
Rockies	22,404	13,819	87,390	57,810
Permian (3)	7,924	4,203	24,207	18,051
Piceance	16,109	14,688	59,749	60,055
Barnett	5,791	7,227	26,171	31,624
Total	$80,671	$58,994	$291,766	$244,586
Less: Corporate and Other (4)	5,655	8,666	24,922	32,296
Adjusted EBITDA	$75,016	$50,328	$266,844	$212,290
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $19.0 million in the fourth quarter of 2023, inclusive of maintenance capital expenditures of $3.3 million. Capital expenditures in the fourth quarter of 2023 were primarily related to pad connections and DJ Basin integration projects in the Rockies segment and installation of centralized compression behind our wholly owned Utica system.

	Year Ended December 31,
	2023	2022
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$4,695	$8,743
Rockies	54,969	11,903
Permian	—	1,407
Piceance	4,544	6,116
Barnett	186	366
Total reportable segment capital expenditures	$64,394	$28,535
Corporate and Other	4,511	1,937
Total cash paid for capital expenditures	$68,905	$30,472
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
2024 Guidance
SMLP is releasing guidance for 2024, which is summarized in the table below. These projections are subject to risks and uncertainties as described in the "Forward-Looking Statements" section at the end of this release.
Our guidance range is anchored by recent drilling and completion schedules provided by our customers and is reflective of the current commodity price environment. We have taken a consistent approach to our 2024 guidance range that we did with our 2023 guidance range. If our producer customers hit their production targets and timing of planned well connects, we would expect to be near the high end of our 2024 guidance range. The midpoint of our guidance range reflects a conservative, yet appropriate, level of risking to the most recent drill schedules and volume forecasts provided by our customers. The low end of our guidance range reflects additional delays to customer drilling and completion schedules and planned well connects.
We expect approximately 170 to 230 well connections in 2024. Of the expected well connections in 2024, approximately 15% are dry-gas oriented wells, approximately 35% are liquids-rich gas-oriented wells and approximately 50% are crude-oil oriented wells. Customers are currently running five rigs behind our systems, with more than 140 DUCs, providing line of sight to the 2024 estimated well connections and associated volume growth.
We expect our wholly owned natural gas gathering system throughput to range from 1,255 MMcf/d to 1,345 MMcf/d, with volume throughput growth expected behind our Rockies and Barnett segments. OGC gross volume throughput is expected to range from 775 MMcf/d to 825 MMcf/d, as compared to 779 MMcf/d in 2023, representing approximately 2.7% year-over-year growth at the mid-point of the guidance range. Double E existing take-or-pay contracts of 985 MMcf/d will contractually increase to 1,020 MMcf/d beginning in November 2024. We expect to complete the Janus Plant connection in the first quarter 2025. Liquids volumes are expected to range from 65 Mbbl/d to 75 Mbbl/d.
Adjusted EBITDA is expected to range from $260 million to $300 million, representing approximately 5% year-over-year growth at the midpoint. Our 2024 capital expenditure guidance of $30 million to $40 million, excluding Double E, includes capital reimbursements related to specific development projects with certain customers. Our full year 2024 growth capex guidance range is primarily related to new pad connections in the Rockies segment. Included in this range is approximately $10 million to $15 million of maintenance capex. Double E capital expenditures for 2024 are expected to be approximately $5 million, net to SMLP, primarily related to connecting the Janus Plant.

EXHIBIT 99.1

($ in millions)	2024 Guidance Range
	Low	High
Well Connections
Northeast (includes OGC)	55	75
Piceance	—	—
Barnett	15	25
Rockies	100	130
Total	170	230

Natural Gas Throughput (MMcf/d)
Northeast (excludes OGC)	625	675
Piceance	295	305
Barnett	200	220
Rockies	135	145
Total	1,255	1,345

Rockies Liquids Throughput (Mbbl/d)	65	75
OGC Natural Gas Throughput (MMcf/d, gross)	775	825
Double E Natural Gas Throughput (MMcf/d, gross)	500	500

Adjusted EBITDA
Northeast	$90	$100
Piceance	55	60
Barnett	20	30
Permian	30	30
Rockies	90	110
Unallocated G&A, Other	(25)	(30)
Total	$260	$300

Capital Expenditures
Growth	$20	$25
Maintenance	$10	$15
Total	$30	$40

Investment in Double E equity method investee	$5	$5
Capital & Liquidity
As of December 31, 2023, SMLP had $14.0 million in unrestricted cash on hand and $313 million drawn under its $400 million ABL Revolver and $82.7 million of borrowing availability, after accounting for $4.3 million of issued, but undrawn letters of credit. As of December 31, 2023, SMLP’s gross availability based on the borrowing base calculation in the credit agreement was $723 million, which is $323 million greater than the $400 million of lender commitments to the ABL Revolver. As of December 31, 2023, SMLP was in compliance with all financial covenants, including interest coverage of 1.93x relative to a minimum interest coverage covenant of 1.75x and first lien leverage ratio of 1.2x relative to a maximum first lien leverage ratio of 2.5x. As of December 31, 2023, SMLP reported a total leverage ratio of approximately 5.4x.
As of December 31, 2023, the Permian Transmission Credit Facility balance was $144.8 million, a reduction of $2.7 million relative to the September 30, 2023 balance of $147.5 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.

EXHIBIT 99.1
MVC Shortfall Payments
SMLP billed its customers $7.1 million in the fourth quarter of 2023 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the fourth quarter of 2023, SMLP recognized $7.1 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the fourth quarter of 2023. SMLP’s MVC shortfall payment mechanisms contributed $7.1 million of total adjusted EBITDA in the fourth quarter of 2023.

	Three Months Ended December 31, 2023
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$(114)	$(114)	$—	$(114)
Piceance	5,555	5,555	—	5,555
Northeast	1,694	1,694	—	1,694
Total MVC shortfall payment adjustments	$7,135	$7,135	$—	$7,135

Total (1)	$7,135	$7,135	$—	$7,135
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

	Year Ended December 31, 2023
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$24	$24	$—	$24
Piceance	21,991	21,991	—	21,991
Northeast	6,619	6,619	—	6,619
Total MVC shortfall payment adjustments	$28,634	$28,634	$—	$28,634

Total (1)	$28,634	$28,634	$—	$28,634
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Quarterly Distribution
The Board of Directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended December 31, 2023. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Fourth Quarter 2023 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on March 15, 2023, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q4 2023 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BI08da14a6e73a4b4daed7edf267c7f575). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
.Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

EXHIBIT 99.1
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could”, including the estimated closing date of the acquisitions, sources and uses of funding, the benefits of the acquisitions to us and any related opportunities. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(In thousands)
ASSETS
Cash and cash equivalents	$14,044	$11,808
Restricted cash	2,601	1,723
Accounts receivable	76,275	75,287
Other current assets	5,502	8,724
Total current assets	98,422	97,542
Property, plant and equipment, net	1,698,585	1,718,754
Intangible assets, net	175,592	198,718
Investment in equity method investees	486,434	506,677
Other noncurrent assets	35,165	38,273
TOTAL ASSETS	$2,494,198	$2,559,964

LIABILITIES AND CAPITAL
Trade accounts payable	$22,714	$14,052
Accrued expenses	32,377	20,601
Deferred revenue	10,196	9,054
Ad valorem taxes payable	8,543	10,245
Accrued compensation and employee benefits	6,815	16,319
Accrued interest	19,298	17,355
Accrued environmental remediation	1,483	1,365
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	15,524	10,507
Other current liabilities	10,395	11,724
Total current liabilities	134,012	117,889
Long-term debt, net	1,455,166	1,479,855
Noncurrent deferred revenue	30,085	37,694
Noncurrent accrued environmental remediation	1,454	2,340
Other noncurrent liabilities	30,266	38,784
Total liabilities	1,650,983	1,676,562
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	124,652	118,584

Partners' Capital
Series A Preferred Units	96,893	85,327
Common limited partner capital	621,670	679,491
Total partners' capital	718,563	764,818
TOTAL LIABILITIES AND CAPITAL	$2,494,198	$2,559,964

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$67,731	$60,893	$248,223	$248,358
Natural gas, NGLs and condensate sales	48,889	18,861	179,254	86,225
Other revenues	10,698	5,969	31,426	35,011
Total revenues	127,318	85,723	458,903	369,594
Costs and expenses:
Cost of natural gas and NGLs	34,495	12,664	112,462	76,826
Operation and maintenance	25,450	22,936	100,741	84,152
General and administrative	10,238	12,960	42,135	44,943
Depreciation and amortization	32,030	29,658	122,764	119,055
Transaction costs	325	5,218	1,251	6,968
Acquisition integration costs	258	—	2,654	—
Gain on asset sales, net	(77)	(98)	(260)	(507)
Long-lived asset impairment	85	—	540	91,644
Total costs and expenses	102,804	83,338	382,287	423,081
Other income (expense), net	118	—	865	(4)
Gain (loss) on interest rate swaps	(3,021)	(77)	1,830	16,414
Loss on sale of business	(2)	(1,656)	(47)	(1,741)
Interest expense	(36,818)	(28,477)	(140,784)	(102,459)
Loss on early extinguishment of debt	(10,934)	—	(10,934)	—
Loss before income taxes and equity method investment income	(26,143)	(27,825)	(72,454)	(141,277)
Income tax expense	(502)	(18)	(322)	(325)
Income from equity method investees	11,527	3,979	33,829	18,141
Net loss	$(15,118)	$(23,864)	$(38,947)	$(123,461)

Net loss per limited partner unit:
Common unit – basic	$(2.12)	$(3.03)	$(6.11)	$(12.71)
Common unit – diluted	$(2.12)	$(3.03)	$(6.11)	$(12.71)

Weighted-average limited partner units outstanding:
Common units – basic	10,376	10,172	10,334	10,048
Common units – diluted	10,376	10,172	10,334	10,048
__________

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Other financial data:
Net loss	$(15,118)	$(23,864)	$(38,947)	$(123,461)
Net cash provided by operating activities	16,147	1,939	126,906	98,744
Capital expenditures	19,042	9,517	68,905	30,472
Contributions to equity method investees	—	—	3,500	8,444
Adjusted EBITDA	75,016	50,328	266,844	212,290
Cash flow available for distributions (1)	37,817	20,245	125,603	107,390
Free Cash Flow	20,436	10,209	59,042	73,488
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,419	1,148	1,292	1,208
Aggregate average daily throughput – liquids (Mbbl/d)	81	64	78	62

Ohio Gathering average daily throughput (MMcf/d) (3)	826	754	779	674
Double E average daily throughput (MMcf/d) (4)	386	289	305	277
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(15,118)	$(23,864)	$(38,947)	$(123,461)
Add:
Interest expense	36,818	28,477	140,784	102,459
Income tax expense	502	18	322	325
Depreciation and amortization (1)	32,264	29,892	123,702	119,993
Proportional adjusted EBITDA for equity method investees (2)	18,415	11,612	61,070	45,419
Adjustments related to capital reimbursement activity (3)	(3,096)	(1,218)	(9,874)	(6,041)
Unit-based and noncash compensation	1,408	814	6,566	3,778
Loss on early extinguishment of debt	10,934	—	10,934	—
Gain on asset sales, net	(77)	(98)	(260)	(507)
Long-lived asset impairment	85	—	540	91,644
(Gain) loss on interest rate swaps	3,021	77	(1,830)	(16,414)
Other, net (4)	1,387	8,597	7,666	13,236
Less:
Income from equity method investees	11,527	3,979	33,829	18,141
Adjusted EBITDA	$75,016	$50,328	$266,844	$212,290
Less:
Cash interest paid	54,273	43,379	127,022	89,472
Cash paid for taxes	—	—	15	149
Senior notes interest adjustment (5)	(20,363)	(17,099)	1,847	4,315
Maintenance capital expenditures	3,289	3,803	12,357	10,964
Cash flow available for distributions (6)	$37,817	$20,245	$125,603	$107,390
Less:
Growth capital expenditures	15,753	5,714	56,548	19,508
Investment in equity method investee	—	—	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	1,628	1,628	6,513	4,885
Free Cash Flow	$20,436	$12,903	$59,042	$74,553
_________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year Ended December 31,
	2023	2022
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$126,906	$98,744
Add:
Interest expense, excluding amortization of debt issuance costs	128,099	93,133
Income tax expense	322	325
Changes in operating assets and liabilities	19,692	13,538
Proportional adjusted EBITDA for equity method investees (1)	61,070	45,419
Adjustments related to capital reimbursement activity (2)	(9,874)	(6,041)
Realized gain on swaps	(5,149)	(397)
Other, net (3)	7,123	11,494
Less:
Distributions from equity method investees	57,572	43,040
Noncash lease expense	3,773	885
Adjusted EBITDA	$266,844	$212,290
Less:
Cash interest paid	127,022	89,472
Cash paid for taxes	15	149
Senior notes interest adjustment (4)	1,847	4,315
Maintenance capital expenditures	12,357	10,964
Cash flow available for distributions (5)	$125,603	$107,390
Less:
Growth capital expenditures	56,548	19,508
Investment in equity method investee	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	6,513	4,885
Free Cash Flow	$59,042	$74,553
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the Year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes $8.6 million in transaction costs and $2.5 million of severance expenses.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP